UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2008

NuStar GP Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-32940	85-0470977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2330 North Loop 1604 West San Antonio, Texas	78248
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 918-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective August 22, 2006, William B. Burnett, William E. Greehey, and Stan L. McLelland, each an independent director of NuStar GP Holdings, LLC (the “Company”), were each awarded 962 Restricted Units (as defined in the NuStar GP Holdings, LLC Long-Term Incentive Plan (the “Plan”)) pursuant to Non-Employee Director Award Agreements dated August 22, 2006 (the “Award Agreements”). Pursuant to the Award Agreements, the awarded Restricted Units vest in installments as follows: 321 Units on August 22, 2007; 321 Units on August 23, 2008; and 320 Units on August 22, 2009.

On December 22, 2006, affiliates of Valero Energy Corporation sold all of their remaining units representing limited liability company interests in the Company to the public in an underwritten offering (the “Offering”). Under the terms of the Plan, the Offering resulted in a “Change of Control,” as defined in the Plan. The Plan provides that, upon a Change of Control, all outstanding awards of Restricted Units will automatically vest.

On May 27, 2008 and effective as of December 22, 2006, Messrs. Burnett, Greehey and McLelland waived the accelerated vesting of the awarded Restricted Units that would otherwise be caused by the Offering pursuant to the terms of the Plan, and agreed to retain the three-year annual vesting schedule set forth in the Award Agreements (the “Waivers”). Except as described in the preceding sentence, the Waivers apply only with respect to the acceleration of vesting and other rights and benefits that were due to Messrs. Burnett, Greehey and McLelland under the terms of the Plan and the Award Agreements as a result of or in connection with the Offering and do not apply to any further rights or benefits that may be or become due to these individuals pursuant to the Plan as a result any future Change of Control.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.01	Form of Waiver to Non-Employee Director Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR GP HOLDINGS, LLC

Date: May 28, 2008	By:	/s/ Amy L. Perry
	Name:	Amy L. Perry
	Title:	Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Number	Exhibit
10.01	Form of Waiver to Non-Employee Director Award Agreement